Exhibit 99.1

Legato Merger Corp. III Announces Pricing of $175,000,000 Initial Public Offering

NEW YORK, February 5, 2024— (BUSINESS WIRE) —Legato Merger Corp. III (the “Company”) announced today that it priced its initial public offering of 17,500,000 units at $10.00 per unit. The units will be listed on the NYSE American Market (“NYSE American”) and will begin trading tomorrow under the ticker symbol “LEGT U”. Each unit consists of one ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the ordinary shares and redeemable warrants are expected to be listed on NYSE American under the symbols “LEGT” and “LEGT WS,” respectively.

Legato Merger Corp. III is a Cayman Islands exempted company incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region although the Company intends to initially focus on target businesses in the infrastructure, engineering and construction, industrial and renewables industries. The Company’s management team is comprised of Gregory Monahan, Chief Executive Officer and Director, Eric S. Rosenfeld, Chief SPAC Officer, Adam Jaffe, Chief Financial Officer, Secretary and Director, Brian Pratt, Director and Non-Executive Chairman of the Board, David D. Sgro, Director and Non-Executive Vice Chairman of the Board, and Adam Semler and John Ing, each a Director of the Company.

BTIG, LLC is acting as the sole book-running manager for the offering, with Craig-Hallum Capital Group LLC as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,625,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from BTIG, LLC, 65 East 55th Street New York, New York 10022, Attn: Syndicate Department, BTIGSyndicateCoverage@btig.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on February 5, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Gregory Monahan

Chief Executive Officer

Legato Merger Corp. III

(212) 319-7676